Exhibit 99.1

SolarEdge Announces Leap in Solar Inverters with HD-Wave Technology
Novel approach to inverter design will significantly decrease inverter size and weight and achieve record efficiency

Fremont, California (September 10, 2015) – SolarEdge Technologies, Inc. (“SolarEdge”) (NASDAQ: SEDG), a global leader in PV inverters, power optimizers, and module-level monitoring services, introduces its new HD-Wave inverter technology. Based on its track record of optimized PV solutions, SolarEdge has developed a novel power conversion topology that represents one of the most significant leaps in solar technology in the past 20 years.

Inverters are the “brain” of the solar energy system, because they convert solar power into usable energy and are measured by size, efficiency, and reliability. While advances have been made in the solar inverter space throughout the years, the large size of magnetics and cooling components have significantly limited any leapfrogging in the inverter space. SolarEdge’s new HD-Wave technology will dramatically reduce the size of the inverter's magnetics by means of advanced digital processing. At the same time, the new technology is designed to increase reliability and optimize the performance of solar energy systems to 99% efficiency and beyond, an increase that will provide more solar power at lower cost.

“Continued technological progress is required to make solar energy more competitive with fossil fuels,” said Guy Sella, CEO and Chairman of SolarEdge, “and inverters are the key component for accelerating the adoption of solar technology. We believe that our new HD-Wave technology is a significant milestone in the development of solar and further positions SolarEdge as a leader in a thriving industry.”

According to recent industry reports, the solar inverter market is estimated at nearly $7 billion in 2015, with SolarEdge being a leading provider and among the fastest growing companies in the solar industry. With HD-Wave, SolarEdge enables continuous and rapid improvement of inverter technology and once again demonstrates its leadership in the solar technology field.

“We believe HD-Wave represents a significant milestone for solar inverter technology, akin to the transition from large glass tube TVs to the flat-screen," stated Lior Handelsman, VP Marketing and Product Strategy of SolarEdge. "The use of digital processing will allow us to more quickly improve inverter size, efficiency, and reliability than the current industry standard and drive down the cost of solar.”

SolarEdge's first inverters powered by HD-Wave technology will be available starting December 2015. SolarEdge will unveil the first inverter powered by its HD-Wave technology at Solar Power International in Anaheim, CA, September 14-17.

About SolarEdge:
SolarEdge provides an intelligent inverter solution that has changed the way power is harvested and managed in solar photovoltaic systems. The SolarEdge DC optimized inverter system maximizes power generation at the individual PV module-level while lowering the cost of energy produced by the solar PV system. The SolarEdge system consists of power optimizers, inverters and a cloud-based monitoring platform and addresses a broad range of solar market segments, from residential solar installations to commercial and small utility-scale solar installations. SolarEdge is online at http://www.solaredge.com

For information contact:
Tom Hannaford
Thomas.hannaford@edelman.com

Investor Contacts
SolarEdge Technologies, Inc.
Ronen Faier, +1 510-498-3263
Chief Financial Officer
investors@solaredge.com
or
Sapphire Investor Relations, LLC
Erica Mannion or Michael Funari, +1 415-471-2700
investors@solaredge.com